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Form 4


                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Aveni                       Joseph                           T.
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        (Last)                      (First)                        (Middle)

       6000 Rockside Woods
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                                   (Street)

       Cleveland                     Ohio                             44131
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Tickler or Trading Symbol    OurPet's Company
                                              ----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) ###-##-####
                --------------

4.  Statement for Month/Year          July 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
   Common Stock       07/24/01     J             50,000         A        $0.75        07/31/01  283,334        D
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


  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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                                                                   Page 10 of 11

Form 4

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                            Code     V                 (A)         (D)

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
          Warrant                      $0.75             07/24/01            x                          50,000
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          Warrant                      $1.50
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          Warrant                      $1.25
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
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                          6. Date Exer-       7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                             cisable and         Underlying Securities        of          of Deriv-        ship          ture
                             Expiration          (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                             Date                                             ative       Secur-           of De-        direct
                             (Month/Day/                                      Secur-      ities            rivative      Bene-
                             Year)                                            ity         Bene-            Securities    ficial
                                                                              (Instr.     ficially         Bene-         Owner-
                           ----------------------------------------------     5)          Owned            ficially      ship
                           Date       Expira-            Amount or                        at End           Owned at      (Instr.
                           Exer-      tion               Number of                        of               End of        4)
                           cisable    Date       Title   Shares                           Month            Month(1)
                                                                                          (Instr. 4)       (Instr. 4)
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
                           12/14/99   7/31/01      **      50,000              0               0              D
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                           10/30/98   4/30/02      **     133,334              0         133,334              D
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                           08/01/00    8/1/03      **      25,000              0          25,000              D
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

Explanation of Responses:

J - Exercise of Warrants

** - Common Stock

                 /s/ Joseph T. Aveni                August 7, 2001
          -------------------------------          -----------------
          **Signature of Reporting Person                Date